SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 8)

                             Target Logistics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   876123 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Not Applicable
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)
                                 ---------------

--------------------------                  ------------------------------------
CUSIP No.   876123 10 0        13G          Page     2     of      10      Pages
          ----------------                       ---------    ------------
--------------------------                  ------------------------------------

-------- -----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Wrexham Aviation Corp.                              52-1703231
-------- -----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                         (b) |_|

-------- -----------------------------------------------------------------------
3         SEC USE ONLY

-------- -----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ----- -----------------------------------------------------
SOLE VOTING POWER      5   NUMBER OF SHARES
BENEFICIALLY OWNED         0
 BY EACH REPORTING
    PERSON WITH
-------------------- ----- -----------------------------------------------------
                     6      SHARED VOTING POWER
                            8,958,235
-------------------- ----- -----------------------------------------------------
                     7      SOLE DISPOSITIVE POWER
                            0
-------------------- ----- -----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER
                            8,958,235
-------- -----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,958,235
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*
                                                                            |_|
-------- -----------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           47.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
           CO
-------- -----------------------------------------------------------------------

--------------------------                  ------------------------------------
CUSIP No.   876123 10 0        13G          Page     3     of      10      Pages
          ----------------                       ---------    ------------
--------------------------                  ------------------------------------

-------- -----------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           TIA, Inc.                                   56-1587147
-------- -----------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                        (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ----- -----------------------------------------------------
                     5    NUMBER OF SHARES SOLE VOTING POWER
                          BENEFICIALLY OWNED 8,538,235
 BY EACH REPORTING
    PERSON WITH
                     ----- -----------------------------------------------------
                     6     SHARED VOTING POWER
                            420,000
                     ----- -----------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                            8,538,235
                     ----- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                            420,000
-------- -----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,958,235
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*
                                                                            |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           47.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
           CO
-------- -----------------------------------------------------------------------

--------------------------                  ------------------------------------
CUSIP No.   876123 10 0        13G          Page     4     of      10      Pages
          ----------------                       ---------    ------------
--------------------------                  ------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Richard A. Swirnow                                  ###-##-####
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                        (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

           USA
-------------------- ----- -----------------------------------------------------
                     5     SOLE VOTING POWER
 NUMBER OF SHARES          0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                     ----- -----------------------------------------------------
                     6     SHARED VOTING POWER
                            8,958,235
                     ----- -----------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                            0
                     ----- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                            8,958,235
-------- -----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,958,235
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*
                                                                            |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           47.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
           IN
-------- -----------------------------------------------------------------------

--------------------------                  ------------------------------------
CUSIP No.   876123 10 0        13G          Page     5     of      10      Pages
          ----------------                       ---------    ------------
--------------------------                  ------------------------------------

-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

           Swirnow Airways Corp.                       52-1230049
-------- -----------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                        (b) |_|

-------- -----------------------------------------------------------------------
3        SEC USE ONLY

-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ----- -----------------------------------------------------
                     5     SOLE VOTING POWER
 NUMBER OF SHARES          0
BENEFICIALLY OWNED
 BY EACH REPORTING
    PERSON WITH
                     ----- -----------------------------------------------------
                     6      SHARED VOTING POWER
                            8,958,235
                     ----- -----------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
                            0
                     ----- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                            8,958,235
-------- -----------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           8,958,235
-------- -----------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
         CERTAIN SHARES*
                                                                           |_|
-------- -----------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           47.4%
-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
           CO
-------- -----------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  Target Logistics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  500 Harborview Drive, Third Floor, Baltimore, Maryland 21230

Item 2(a).        Names of Persons Filing:

                  This Schedule 13G is being filed on behalf of all of the following Reporting Persons, pursuant to the Agreement attached hereto as Exhibit 1:

                  Wrexham Aviation Corp.
                  TIA, Inc.
                  Richard A. Swirnow
                  Swirnow Airways Corp.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  500 Harborview Drive, Third Floor, Baltimore, Maryland 21230

Item 2(c).        Citizenship:

                  Wrexham Aviation Corp.                      Delaware
                  TIA, Inc.                                   Delaware
                  Richard A. Swirnow                          USA
                  Swirnow Airways Corp.                       Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  876123 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.  Ownership:

                  As of December 31, 2004, the following shares were beneficially owned by the Reporting Persons:

                  Wrexham Aviation Corp.
                  (a)      Amount beneficially owned:                                                    8,958,235*
                  (b)      Percent of class:                                                                 47.4%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          8,958,235*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,958,235*

                  * Includes 3,073,650 shares which TIA, Inc. has the right to acquire as of December 31, 2004 by conversion of shares of the Issuer's Class F Preferred Stock.

                  TIA, Inc.
                  (a)      Amount beneficially owned:                                                    8,958,235*
                  (b)      Percent of class:                                                                 47.4%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                            8,538,235*
                           (ii)     Shared power to vote or to direct the vote:                             420,000
                           (iii)    Sole power to dispose or to direct the disposition of:               8,538,235*
                           (iv)     Shared power to dispose or to direct the disposition of:                420,000

                  * Includes 3,073,650 shares which TIA, Inc. has the right to acquire as of December 31, 2004 by conversion of shares of the Issuer's Class F Preferred Stock.

                  Richard A. Swirnow
                  (a)      Amount beneficially owned:                                                    8,958,235*
                  (b)      Percent of class:                                                                 47.4%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          8,958,235*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,958,235*

                  * Includes 3,073,650 shares which TIA, Inc. has the right to acquire as of December 31, 2004 by conversion of shares of the Issuer's Class F Preferred Stock.

Item 4 (Ownership) - cont.

                  Swirnow Airways Corp.
                  (a)      Amount beneficially owned:                                                    8,958,235*
                  (b)      Percent of class:                                                                 47.4%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the vote:                                     0
                           (ii)     Shared power to vote or to direct the vote:                          8,958,235*
                           (iii)    Sole power to dispose or to direct the disposition of:                        0
                           (iv)     Shared power to dispose or to direct the disposition of:             8,958,235*

                  * Includes 3,073,650 shares which TIA, Inc. has the right to acquire as of December 31, 2004 by conversion of shares of the Issuer's Class F Preferred Stock.

Item 5.  Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

                  Not applicable.

Item 7.  Identification  and  Classification  of the Subsidiary Which Acquired
                  the Security Being Reported on by the Parent Holding Company:

                  Not applicable.

Item 8.  Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.  Notice of Dissolution of Group:

                  Not applicable.

Item 10. Certification:

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  February 3, 2005

                                       WREXHAM AVIATION CORP.

                                       By: /s/ Richard A. Swirnow
                                           -----------------------------
                                           Richard A. Swirnow, President

                                       TIA, INC.

                                       By: /s/ Richard A. Swirnow
                                           -----------------------------
                                           Richard A. Swirnow, President

                                       SWIRNOW AIRWAYS CORP.

                                       By: /s/ Richard A. Swirnow
                                           -----------------------------
                                           Richard A. Swirnow, President

                                       /s/ Richard A. Swirnow
                                       ----------------------
                                       Richard A. Swirnow